EXHIBIT 10.5
                              SETTLEMENT AGREEMENT

     This Settlement Agreement (hereinafter the "Agreement") is entered into as of March 28, 2002, by and among the parties specified in Recital A below (collectively, the "Parties" and, individually, a "Party"), with reference to the following facts and recitals:

                                    Recitals
Parties:
         A.       The Parties to this Agreement are:

               1. Motient Corporation  ("Corporation");  Motient Holdings, Inc.;
          Motient    Communications,    Inc.;   and   Motient   Services,   Inc.
          (collectively, the "Debtors").

               2. Rare Medium Group, Inc. ("Rare"). Background:

         B. On January 10, 2002 (the "Commencement Date"), the Debtors filed their respective voluntary petitions for relief under chapter 11 of the Bankruptcy Code, initiating bankruptcy cases currently pending before the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, as In re Motient Corporation, et al., bankruptcy case number 02-80125 (the "Reorganization Cases"). The Debtors continue managing their property as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Bankruptcy Court has entered its Order providing for the joint administration of these cases for procedural purposes.
         C. Pursuant to Bankruptcy Code section 1102, on January 22, 2002, the Office of the United States Trustee appointed the Official Committee of Unsecured Creditors (the "Committee").
         D. On February 27, 2002, the Debtors filed the Debtors' Amended Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code (the "Plan"). By Order entered March 1, 2002, the Bankruptcy Court approved the Debtors' Disclosure Statement for the Plan (the "Disclosure Statement").
         E. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") has been scheduled for April 25-26, 2002.
         F. The Plan provides for, among other things, the classification of the Rare Claim (as defined below) in Class 5 and provides for distribution of Senior Indebtedness Notes1 to holders of Allowed Claims in Class 5.
Rare And The Rare Claim
         G. Pursuant to the terms of a note purchase agreement (the "Note Purchase Agreement"), in April 2001, Corporation issued a note payable to Rare in the amount of $25 million, and in July 2001, Corporation issued a second note payable to Rare in the amount of $25 million. Corporation's obligation to repay the notes was secured by Corporation's pledge of 5 million shares of Class A common stock of XM Satellite Radio Holdings, Inc. (the "XM Stock"). The Note Purchase Agreement provided that Corporation could pay the amounts due thereunder either in cash or by tendering some or all of a specified number of shares of XM Stock pursuant to certain mechanisms contained in the Note Purchase Agreement. On October 12, 2001, Corporation repaid approximately $26.2 million of principal and accrued interest under the notes by delivering to Rare all of the 5 million shares of XM Stock. The remaining balance owed to Rare was approximately $26.2 million.
         H. The Debtors' Schedules of Assets and Liabilities ("Schedules") list Rare as holding a disputed unsecured claim in the amount of $27,029,734. Rare timely filed a proof of claim in the amount of $27.039 million (the "Rare Claim").
          I. The Schedules also list as an asset "various potential claims against Rare Medium Group, Inc. relating to the October 12, 2001 transfer of stock" with a value of "Unknown." According to the Disclosure Statement:

                  If a settlement cannot be negotiated with respect to the Rare Medium Claims, Motient anticipates that it or the Creditors' Committee will object to the Rare Medium Claim and file litigation against Rare Medium with regard to the October 12, 2001 transfer to Rare Medium of 5 million shares of Class A common stock in XM Radio.

                            Agreement and Compromise
         The Parties have engaged in good faith negotiations to resolve the disputes among them. Without in any manner admitting liability or the validity of any claim or defense, the Parties desire to settle any and all disputes among them. In consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed by and among the Parties as follows:

               1. Recitals. The above Recitals are incorporated herein by this reference.

               2. Conditions Precedent.

                    a. Within five (5) days after the execution hereof, the Debtors shall file a motion with the Bankruptcy Court seeking entry of an order (i) approving and authorizing the Debtors to enter into this Agreement, and (ii) determining that the aggregate amount of claims in Class 5 does not exceed $21 million (collectively, the "Settlement Motion"). Notice of the Settlement Motion shall be served on at least all creditors that have asserted claims against Corporation.

                    b. To the extent practicable, the Debtors shall request that the hearing on the Settlement Motion be scheduled in conjunction with or prior to the Confirmation Hearing and the Parties agree to stipulate to shorten time to schedule such hearing, to the extent necessary. Approval of the Settlement Motion shall be conditioned on the confirmation of the Plan. The order confirming the Plan (the
                    "Confirmation Order") shall, among other things, contain provisions granting the Settlement Motion.

                    c. This Settlement Agreement shall become effective on the first date (the "Settlement Date") on which each of the following shall have occurred: (i) the approval by the Bankruptcy Court of the Settlement Motion, (ii) the entry of the Confirmation Order (containing provisions confirming the Plan and approving the Settlement Motion), and (iii) the occurrence of the Effective Date of the Plan. Notwithstanding anything to the contrary contained herein, Rare, in its sole and absolute discretion, may waive, in writing, the requirement of item (a)(ii) of this paragraph, in which event, paragraphs 5(h) and 6(b) of the Rare Senior Indebtedness Note, as hereafter defined, shall be modified to conform to the terms of such waiver prior to the execution of such note.

               3. Senior Indebtedness Note. At the time provided in the Plan, the Reorganized Debtors shall cause Newco to execute and deliver to Rare the note (the "Rare Senior Indebtedness Note") in form and substance substantially similar to that attached hereto as Exhibit A. To the extent of any conflict between the Plan, the Rare Senior Indebtedness Note or this Agreement, first, the terms of the Rare Senior Indebtedness Note shall govern over the other documents; and second, this Agreement shall govern over the Plan.

               4. Determination of Aggregate Amount of Class 5 Claims. The determination by the Bankruptcy Court of the aggregate amount of the Senior Indebtedness Notes, under the terms of the Settlement Motion, is a material economic term to this Agreement and Rare's willingness to consummate the transaction is expressly conditioned upon receiving assurances regarding the aggregate amount of Senior Indebtedness Notes to be issued under the Plan. 5. Fees and Expenses. On the Settlement Date, the Debtors shall pay the out-of-pocket expenses of Rare, including reasonable fees and disbursements of counsel for Rare, in connection with the Bankruptcy Cases, and the preparation, negotiation and administration of this Agreement and the Rare Senior Indebtedness Note, which shall not exceed the sum of $300,000.00 in the aggregate.
          6. [Intentionally omitted.] 7. Mutual Release. The Parties acknowledge that the Rare Senior Indebtedness Note is being issued in an amount less than the Rare Claim and on terms and conditions that have been negotiated between the Parties.

                    a. Effective as of the Settlement Date, the Debtors, on behalf of themselves and the estates in the bankruptcy cases (the "Estates"), and each of their respective past, present and future officers, directors (in their representative and individual capacities), employees, and each of them, shall and hereby do release and forever discharge Rare and its past, present and future officers, directors (in their representative and individual capacities), and employees, from any and all claims, demands, debts, liabilities and obligations, known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any fact, matter, occurrence, or transaction occurring prior to the Settlement Date, including, but not limited to, any ability to object to the Rare Claim and/or to commence an avoiding power cause of action against Rare under Bankruptcy Code section 547, et seq. (the "Released Rare Claims"); provided however, that
                                                        --------  -------
                    this release shall not apply to any obligation arising under this Agreement.

                    b. Effective as of the Settlement Date, other than the obligations represented by the Rare Senior Indebtedness Note, Rare, on behalf of itself and each of its respective past, present and future officers, directors (in their representative and individual capacities), employees, and each of them, shall and hereby do release and forever discharge the Debtors and their Estates, and each of their respective past, present and future officers, directors (in their representative and individual capacities), and employees, from any and all claims, demands, debts, liabilities and obligations, known or unknown, contingent or fixed, liquidated or unliquidated, arising out of any fact, matter, occurrence, or transaction occurring prior to the Settlement Date (the "Released Debtor Claims"); provided
                                                                        --------
                    however, that this release shall not apply to any obligation arising under this Agreement.

                    c. With respect to the Released Rare Claims and the Released Debtor Claims, the Debtors, on behalf of themselves and the Estates, and Rare, and each of their respective past, present and future officers, directors (in their representative and individual capacities), employees, and each of them, expressly waive all rights any of them may have or may claim to have that any claim, demand, obligation and/or cause of action has through ignorance, oversight or error been omitted from the terms of this Agreement, and hereby expressly waive all rights they may have or may claim to have under any statutory or decisional authority or law of any jurisdiction, including the provisions of California Civil Code section 1542, which provides as follows: "A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                    d. Nothing herein shall be deemed in any manner to be a release by or against a non-debtor affiliate or subsidiary of the Debtors, including, without limitation, Mobile Satellite Ventures, LP.

               8. Bankruptcy Court Order. Other than with respect to the provisions of paragraphs 2(a) and 9, the effectiveness of this Agreement is expressly conditioned upon the occurrence of the Settlement Date.

               9. Cooperation in Seeking the Approval of the Settlement Motion. The Parties agree to cooperate in seeking, and not to hinder or interfere with any proceedings to obtain, the approval of the Settlement Motion.

               10. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by facsimile transmission on the Party to whom directed; or on the third day after mailing if mailed to the Party to whom directed, by first class mail, postage prepaid, registered or certified and properly addressed to such Party as follows: If to Rare:

                           Robert C. Lewis, Esq.
                           Rare Medium Group, Inc.
                           44 W. 18th Street
                           6th Floor
                           New York, NY  10011
                           Telecopier No.:  (646) 638-1382
                                    and
                           Frank A. Merola, Esq.
                           Stutman, Treister & Glatt
                           Professional Corporation
                           3699 Wilshire Blvd., Suite 900
                           Los Angeles, CA  90010
                           Telecopier No.:  (213) 251-5288

                           If to the Debtors:

                           Motient Corporation
                           10802 Parkridge Boulevard
                           Reston, VA 20191
                           Attn: David H. Engvall, Esq.
                           Telecopier No. (703) 758-6134
                                    And

                           H. Slayton Dabney, Jr. Esq.
                           McGUIREWOODS LLP
                           One James Center
                           901 East Cary Street
                           Richmond, VA  23219
                           Telecopier:  (804) 698-2037

          Any Party may change its address by giving written notice to all Parties hereto in the manner set forth above.

               11. Entire Agreement; Modification; Waiver. Other than with respect to discovery and procedures regarding the confirmation of the Plan, this Agreement and the Exhibits hereto constitute the entire agreement between the Parties and supercede all prior and contemporaneous agreements, representations, warranties, and understanding of the Parties, whether oral, written or implied, as to the subject matter hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

               12. Limitation on Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

               13. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective legal representatives, successors, and assigns, including any trustee or examiner with expanded powers given authority of the Estates.

               14. Further Documents. Each Party hereto agrees to execute any and all documents and to do and perform any and all acts and things reasonably necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

               15. Severability. If any nonmaterial portion of this Agreement shall be held to be invalid or unenforceable, then that portion shall be deemed to have been severed out of this Agreement and the Parties acknowledge that the balance of this Agreement shall be valid and enforceable.

               16. Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

               17. Applicable Law. This Agreement shall be governed in all respects, including the validity, interpretation and effect, by the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

               18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               19. Time of the Essence; Termination. Time is of the essence in this Agreement. If the Settlement Date does not occur by May 31, 2002, this Agreement shall be null and void and of no further effect.

               20. No Admissions. Neither this Agreement, nor any of the terms hereof, nor any negotiations or proceedings in connection herewith, shall constitute or be construed as or be deemed to be evidence of an admission on the part of any Party of any liability or wrongdoing whatsoever, or the truth or untruth, or merit or lack of merit, of any claim or defense of any Party; nor shall this Agreement, or any of the terms hereof, or any negotiations or proceedings in connection herewith, or any performance or forbearance hereunder, be offered or received in evidence or used in any proceeding against any Party, or used in any proceeding, or otherwise, for any purpose whatsoever except with respect to the effectuation and enforcement of this Agreement.

               21. Consent to Entry of Orders and Judgments by the Bankruptcy Court. Each Party hereto hereby consents to the determination by the Bankruptcy Court, as a "core proceeding" within the meaning of 28 U.S.C. ss. 157 or any successor provision, and to have the Bankruptcy Court hear and determine and enter appropriate orders and judgment subject to review under 28 U.S.C. ss. 158, as provided in 28 U.S.C. ss. 157(c)(2) or any successor provision, in any action brought to enforce, interpret, reform or rescind this Agreement or any of the provisions hereof and over any action to determine or declare the rights of any of the Parties under or with respect to this Agreement.

               22. Attorney's Fees. In any action or proceeding brought by a Party hereto against any other Party hereto to enforce any provision of this Agreement (other than an action to obtain the approval of the Settlement Motion as contemplated by paragraph 9 of this Agreement), or to seek damages for a breach of any provision hereof, or where any provision hereof is validly asserted as a defense, the prevailing Party shall be entitled to recover reasonable attorney's fees from the other Party in addition to any other available remedy.

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf, all as of the day and year first above written.

MOTIENT CORPORATION                            MOTIENT COMMUNICATIONS INC.

By:/s/Walter V. Purnell, Jr.                   By:/s/Walter V. Purnell, Jr.
   ----------------------------                   ----------------------------
Its: President and Chief                       Its: President and Chief
     Executive Officer                              Executive Officer
     -------------------                            -------------------

MOTIENT HOLDINGS INC.                          MOTIENT SERVICES INC.

By:/s/Walter V. Purnell, Jr.                   By:/s/Walter V. Purnell, Jr.
   ----------------------------                   ----------------------------
Its: President and Chief                       Its: President and Chief
     Executive Officer                              Executive Officer
     -------------------                            -------------------


RARE MEDIUM GROUP, INC.

By:/s/Robert C. Lewis
   ----------------------------
Its: Senior Vice President and
     General Counsel



--------
1    Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Plan.